YELLOWCAKE ANNOUNCES NEW DIRECTOR

Las Vegas, Nevada – March 5, 2007 – Yellowcake Mining Inc. (OTCBB: YCKM) (the “Company”) is pleased to announce that Mr. Robert A. Rich has been appointed to the Board of Directors, effective immediately.

Mr. Rich is well-known and respected in both international uranium mining and nuclear electric utility circles, and has over 30 years of experience in North America, Europe, Australia and Asia. He has been involved in the exploration and development of uranium projects, the marketing, conversion, and enrichment of uranium, nuclear fuel transportation, and spent fuel disposal services for nuclear power plants. As an independent consultant, Mr. Rich has also been active in many other facets of the nuclear industry, including marketing and sales, contracting, procurement, and evaluation services in the areas of nuclear power and nuclear fuel commodities.

Mr. Rich has consulted to or worked directly for such companies as BHP Billiton, WMC Resources, Sumitomo Corp, Ontario Power Gen, and several US utilities, including Yankee Atomic Electric Company (subsidiary of New England Electric System). Some of his many achievements include; managing the US nuclear utility group which bought the first non-US enrichment services in 1984, sold the first Olympic Dam U3O8 in the US and Canada making this the first non-Canadian uranium purchased by a Canadian nuclear utility, received the first delivery of Russian enriched uranium to the USA in the mid-1980’s, hosted the first nuclear delegation from the Peoples Republic of China to visit the USA, and while on a government-funded Post-Doctoral Fellowship at Harvard, spearheaded some of the earliest research on what are now called unconformity-type uranium deposits including the Athabasca Basin.

Mr. Rich is a long-time member of the Society of Economic Geologists and obtained his Masters and Doctoral degrees from Harvard University.

Yellowcake Mining Inc.

William Tafuri, 1-877-338-4438

www.yellowcakemining.com.

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